UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 27, 2013

Marina Biotech, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-13789	11-2658569
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

P.O. Box 1559, Bothell, Washington	98041
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	425-908-3600

N/A

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On December 27, 2013, Marina Biotech, Inc. (the “Company”) and Mirna Therapeutics, Inc. (“Mirna”) amended that certain License Agreement that the parties originally entered into on December 22, 2011 regarding the development and commercialization of microRNA-based therapeutics utilizing Mirna’s proprietary microRNAs and the Company’s novel SMARTICLES liposomal delivery technology. Under terms of the amendment, Mirna paid certain pre-payments to the Company and now has additional rights to its lead program, MRX34, currently in Phase 1 clinical development for patients with unresectable primary liver cancer or metastatic cancer with liver involvement. In addition, under the terms of the license agreement, as amended, Mirna has optioned exclusivity on several additional miRNA targets. Further terms of the amendment were not disclosed.

Item 3.02 Unregistered Sales of Equity Securities.

Please see Item 5.01 below for disclosure regarding the issuance by the Company of unregistered shares of its common stock, par value $0.001 per share (“Common Stock”), to certain of its executive officers and directors in reliance on the exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Officers; Issuance of Stock to Officers

Effective as of the close of business on December 31, 2013, Philip C. Ranker resigned as the interim Chief Financial Officer and Secretary of the Company and Richard T. Ho, M.D., Ph.D. resigned as the Executive Vice President – Research & Development of the Company. In connection with such resignations, and in order to satisfy certain unfulfilled payment obligations in the aggregate amount of approximately $834,000 that were due to each of them pursuant to their respective employment agreements with the Company, the Company on January 1, 2014 agreed to issue to Mr. Ranker and Dr. Ho (after applying a discount to the amount owed) an aggregate of 1,257,000 shares of Common Stock. At the same time, and in order to satisfy certain unfulfilled payment obligations in the amount of approximately $415,000 that were due to J. Michael French pursuant to his employment agreement with the Company, the Company on January 1, 2014 agreed to issue to Mr. French (after applying a discount to the amount owed) 1,130,000 shares of Common Stock. Each share of Common Stock issued to Messrs. French and Ranker, and to Dr. Ho, was valued based on the volume weighted average price of the Common Stock for the ten trading days ending on December 31, 2013.

Appointment of Directors

On January 1, 2014, the Board of Directors of the Company, acting pursuant to Article II, Section 2 of the Amended and Restated By-Laws of the Company (the “By-Laws”), increased the size of the Board of Directors to four (4) directors, and, acting pursuant to Article II, Section 5 of the By-Laws, elected Philip C. Ranker to serve as a director of the Company, effective immediately.

Compensation of Directors

On January 1, 2014, the Board of Directors approved the following compensation for non-employee directors during the 2014 calendar year: an annual fee of $40,000, payable in shares of Common Stock on a quarterly basis in advance, with the number of shares to be issued to be based on the volume weighted average price of the Common Stock for the ten trading days ending on the last trading day of the previous quarter. Also on January 1, 2014, the Board of Directors approved the issuance to Stefan Loren, Ph.D. and Joseph W. Ramelli of an aggregate of 300,000 shares of Common Stock in lieu of approximately $100,000 of fees otherwise due to them from the Company. Dr. Loren and Mr. Ramelli have each served as directors of the Company since August 2012 without having received any cash or equity compensation for their service. Each share of Common Stock issued to Dr. Loren and Mr. Ramelli was valued based on the volume weighted average price of the Common Stock for the ten trading days ending on December 31, 2013.

Item 8.01 Other Events.

On January 2, 2014 the Company issued a press release announcing that it had amended its License Agreement with Mirna, and on January 3, 2014 the Company issued a press release disclosing the changes with respect to its officers and directors, a copy of each of which is attached to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description

99.1	Press release of Marina Biotech, Inc. dated January 2, 2014.

99.2	Press release of Marina Biotech, Inc. dated January 3, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Marina Biotech, Inc.

January 3, 2014	By:	/s/ J. Michael French
Name:	J. Michael French
Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release of Marina Biotech, Inc. dated January 2, 2014.

99.2	Press release of Marina Biotech, Inc. dated January 3, 2014.